                                                                  Exhibit 10(cc)

                       FOURTH AMENDMENT TO LEASE AGREEMENT

         THIS FOURTH AMENDMENT TO LEASE AGREEMENT (the "Fourth Amendment") is made and entered into as of the 11th day of September, 2003 (the "Effective Date"), by and between SOUTHEAST COMMERCIAL, LLC, a Delaware limited liability company ("Landlord"), and SPARKS EXHIBITS & ENVIRONMENTS, INC., a Georgia corporation ("Tenant").

                              W I T N E S S E T H:

         WHEREAS, Woodlands Joint Venture No. V534-3, as landlord, and Sparks Exhibits Inc., as tenant, entered into that certain Lease Agreement dated August 12, 1993, as amended by that certain First Amendment to Lease Agreement dated December 8, 1997, as further amended by that certain Second Amendment to Lease Agreement (the "Second Amendment") dated March 30, 2000, and as further amended by that certain Third Amendment to Lease (the "Third Amendment") dated July, ___, 2002 (as so amended, the "Lease") with respect to approximately 80,876 rentable square feet of space (the "8125 Space") located in Suite B of the building having an address of 8125 Troon Circle, Austell, Georgia 30168 (the "8125 Building") and located within that certain development known as Woodlands at Riverside (the "Project"), and approximately 17,200 rentable square feet of space (the "8055 Space") located in Suite A of the building having an address of 8055 Troon Circle, Austell, Georgia 30168 (the "8055 Building") and located within the Project (the 8125 Space and the 8055 Space are sometimes collectively referred to as the "Premises"); and

         WHEREAS, Landlord is the successor in interest to Woodlands Joint Venture No. V534-3, and is now the landlord under the Lease; and

         WHEREAS, Tenant is the successor in interest to Sparks Exhibits Inc., and is now the tenant under the Lease; and

         WHEREAS, Sparks Exhibits Corporation, a Pennsylvania corporation ("Guarantor"), guaranteed the full and timely performance by Tenant of all of the obligations and liabilities of Tenant under the Lease pursuant to that certain Guarantee of Lessee's Obligations attached to the Lease; and

         WHEREAS, Landlord has agreed to release Guarantor from its obligations and liabilities arising under the Lease from and after the Effective Date; and

         WHEREAS, Suite 8055 contains approximately 17,200 rentable square feet of space, provided, however, pursuant to the Third Amendment Tenant is paying base rental on Suite 8055 as if Suite 8055 contained 5,000 rentable square feet; and

         WHEREAS, Tenant's pro rata share of operating expenses and other expenses pursuant to the Lease for Suite 8055 is calculated based on 5,000 rentable square feet of space; and

         WHEREAS, the term of the Lease is scheduled to expire on September 30, 2003; and

         WHEREAS, the 8055 Space is one and the same as the "8055A Space", as defined in the Third Amendment and the 8055 Building is one and the same as the "8055A Building" as defined in the Third Amendment; and

         WHEREAS, Landlord and Tenant desire to enter into this Fourth Amendment for the purpose of evidencing their mutual understanding and agreement regarding the extension of the term of the Lease and certain other matters relating thereto as set forth hereinbelow.

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
         NOW, THEREFORE, in consideration of the foregoing and the mutual premises and covenants contained herein and in the Lease, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Landlord and Tenant hereby agree as follows:

         1. Defined Terms. All terms used herein and denoted by their initial capitalization shall have the meanings set forth in the Lease unless set forth herein to the contrary.

         2. Extension of Term. Effective immediately, Landlord and Tenant hereby extend the term of the Lease for the Premises for an additional forty-five (45) month period, commencing on October 1, 2003 (the "Extended Term Commencement Date"), and ending on June 30, 2007, unless sooner terminated in accordance with the terms of the Lease. That period commencing on the Extended Term Commencement Date and continuing to and through June 30, 2007, is herein sometimes referred to as the "Extended Term". Tenant leases the Premises during the Extended Term on the same terms and conditions presently set forth in the Lease, except as otherwise set forth herein to the contrary; provided, however, Tenant shall receive no concessions or allowances on account of extending the term of the Lease.

         3. Base Rental.

         (a) From and after the Extended Term Commencement Date to and through the expiration of the Extended Term, Tenant shall pay to Landlord base rental ("Base Rental") for the 8125 Space, on the first day of each month without demand, counter-claim or set-off in accordance with the following schedule:

Dates                   PSF      Annual Rental     Monthly Rental
-----                   ---      -------------     --------------
10/01/03 - 12/31/03     $0.00    $0.00             $0.00
01/01/04 - 09/30/05     $2.65    $214,321.44       $17,860.12
10/01/05 - 09/30/06     $2.70    $218,365.20       $18,197.10
10/01/06 - 06/30/07     $2.75    $222,408.96       $18,534.08

         (b) From and after the Extended Term Commencement Date to and through December 31, 2004, Tenant shall pay to Landlord Base Rental for the 8055 Space, as if the 8055 Space only contained 5,000 rentable square feet of space. Thereafter, Tenant shall pay to Landlord Base Rental for the 8055 Space based upon the actual square footage of the 8055 Space which is 17,200 rentable square feet of space. Tenant shall pay such Base Rent for the 8055 Space on the first day of each month without demand, counter-claim or set-off in accordance with the following schedule:

Dates                   PSF      Annual Rental     Monthly Rental
-----                   ---      -------------     --------------
10/01/03 - 12/31/04     $2.00    $10,000.00        $   833.33
01/01/05 - 12/31/05     $2.00    $34,400.00        $2,866.67
01/01/06 - 12/31/06     $2.04    $35,088.00        $2,924.00
01/01/07 - 12/31/07     $2.08    $35,776.00        $2,981.33

         4. Operating Expenses.

         (a) Notwithstanding anything to the contrary in the Lease, as amended hereby, effective as of the Extended Term Commencement, Section 3(e) of the Lease shall be of no further force and effect. Commencing on the Extended Term Commencement Date, Tenant shall pay Landlord in accordance with the terms and conditions set forth herein, throughout the Extended Term, as additional rental, Tenant's pro rata share of the amount by which the amount of operating expenses (as defined in Section 3(f) of the Lease) with respect to any given calendar year exceed $0.15 per square foot. Prior to or promptly after the beginning of each calendar year during the Extended Term, Landlord shall estimate the total amount of operating expenses to be paid by Tenant during such calendar year, and Tenant shall pay to Landlord one-twelfth (1/12) of such sum on the first day of each calendar month during each such calendar year, or part thereof, during the Extended Term. Within a reasonable time after the end of each calendar year, Landlord shall submit to Tenant a statement of the actual amount of operating expenses for such calendar year, and the actual amount owed by Tenant, and within thirty (30) days after receipt of such statement, Tenant shall pay any deficiency between the actual amount owed and the estimates paid during such calendar year, or in the event of overpayment, Landlord shall either, at Landlord's option, credit the amount of such overpayment toward the next installment of operating expenses and/or Base Rental owed by Tenant or refund such overpayment to Tenant; provided, however, any overage due Tenant during the last year of the Extended Term shall be refunded to Tenant. The obligations in


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the immediately preceding sentence shall survive the expiration or any earlier termination of the Lease. If Tenant does not notify Landlord of any objection to Landlord's year-end statement within thirty (30) days of Landlord's delivery thereof, Tenant shall be deemed to have accepted such statement as true and correct and shall be deemed to have waived any right to dispute the excess operating expenses due pursuant to that statement. If the Extended Term Commencement Date shall fall on other than the first day of the calendar year, and/or if the last day of the Extended Term shall fall on other than the last day of the calendar year, Tenant's proportionate share of the operating expenses for such calendar year shall be apportioned prorata. The obligation to pay such additional rental amounts shall survive the termination of the Lease, as amended hereby. For all purposes of the Lease, as amended hereby, the term "Pro Rata Share" shall mean (i) with respect to the 8125 Space, the ratio of the total floor area of the 8125 Space to the total floor area of the 8125 Building or the Project, as applicable (and consistent with historic practice of allocating operating expenses under the Lease), and (ii) with respect to the 8055 Space, the ratio of 17,200 square feet to the total area of the 8055 Building or the Project, as applicable (and consistent with historic practice of allocating operating expenses under the Lease).

         (b) For purposes of calculating Tenant's share of Landlord's operating expenses pursuant to Section 3 of the Lease, as amended hereby, Landlord and Tenant hereby agree that, commencing with the second full calendar year of the Extended Term, Landlord's operating expenses less Uncontrollable Costs shall be deemed not to increase by more than five percent (5.0%) (such percentage cap is herein referred to as the "Operating Expense Cap") from one calendar year to the next calendar year, regardless of any actual increases in operating expenses; provided, however, in the event that in any calendar year any such increase in operating expenses is in fact greater than the Operating Expense Cap (any such increase in excess of the Operating Expense Cap being hereinafter collectively referred to as the "Carryover Percentage"), Landlord shall have the right to add all of the Carryover Percentage (or such portion thereof as will not produce a total increase in operating expenses in excess of the Operating Expense Cap) to the increases in operating expenses occurring over any of the following years of the Extended Term in which such increases in operating expenses are less than the Operating Expense Cap, on a cumulative basis until all such Carryover Percentages have been used to increase operating expenses for purposes of calculating Tenant's share of Landlord's operating expenses payable pursuant to
Section 3 of the Lease, as amended hereby. The foregoing provisions of this Section notwithstanding, real estate taxes and assessments, all utility costs and expenses, including, without limitation, those for electricity and other fuels and forms of power or energy, water charges, sewer and waste disposal, all costs to comply with legal requirements, and the cost of all casualty, liability and other insurance applicable to the Building and/or the Project and Landlord's personal property used in connection with the Building and/or the Project (all of the foregoing are herein collectively referred to as "Uncontrollable Costs") shall not be subject to any limitation or cap, and, accordingly, the total dollar increase in operating expenses, and Tenant's share of Landlord's operating expenses payable pursuant to Section 3 of the Lease, for any and each calendar year during the Extended Term shall be calculated without any limitation or cap on Uncontrollable Costs.

         5. Condition of the Premises/Use of Premises.

         (a) Notwithstanding anything to the contrary contained or implied in this Fourth Amendment, Tenant agrees that it will accept possession of the Premises during the Extended Term in an "as is, where is" condition, and that no representations, warranties, or inducements, with respect to any condition of the Premises have been made by Landlord, or its designated representatives, to Tenant, or its designated representatives. In furtherance of the foregoing, Tenant hereby acknowledges that no promises to decorate, alter, repair or improve the Premises either before or after the execution of this Fourth Amendment have been made to Tenant, or its designated representatives, by Landlord, or its designated representatives.

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

         (b) Notwithstanding anything to the contrary contained in the Lease, as amended hereby, Tenant shall use the 8055 Space for dry storage purposes only and for no other use. Tenant's use of the Premises shall be in compliance with any and all applicable laws, codes, rules, ordinances and regulations from any and all applicable governing authorities.

         6. HVAC Maintenance. Notwithstanding anything to the contrary contained in the Lease or this Fourth Amendment, in the event the heating, ventilation and air conditioning ("HVAC") system serving the 8125 Space requires repair or replacement during the Extended Term, Tenant shall bear any and all costs associated with such maintenance and repair of the HVAC system up to a maximum amount of $1,000.00 per Occurrence (as defined below), and Landlord shall pay any and all costs associated with such maintenance and repair of the HVAC system in excess of $1,000.00 per Occurrence ("Excess HVAC Costs"). Notwithstanding the foregoing, Landlord shall have no obligation to pay for any repairs or maintenance of the HVAC system serving the 8125 Space in the event Tenant fails to properly maintain the HVAC system pursuant to a standard HVAC maintenance agreement with a licensed HVAC contractor, as required by the Lease. Further, Landlord makes no warranty and shall have no obligation to make any repairs or perform any maintenance on the HVAC system necessitated by the negligence or intentional misconduct of Tenant, or its officers, employees, agents, contractors, sublessees or invitees. "Occurrence" shall mean any one problem associated with the HVAC system in any sixty (60) consecutive day period during the Extended Term regardless of the number of visits by the HVAC contractor(s)/vender(s).

         7. Termination Right for 8125 Space. Tenant shall have the one-time right to terminate the Lease, as amended hereby, as the same applies to the 8125 Space, effective as of the last day of the twenty-seventh (27th) full calendar month following the Extended Term Commencement Date (the "Effective Termination Date for the 8125 Space"), subject to the following terms and conditions:

         (a) Landlord shall have received from Tenant written notice delivered in accordance with the notice provisions of the Lease that Tenant has irrevocably exercised its right to terminate the Lease, as the same applies to the 8125 Space, at least one hundred eighty (180) days prior to the Effective Termination Date for the 8125 Space, time being of the essence.

         (b) In consideration of Landlord granting to Tenant the right to terminate the Lease, as amended hereby, as the same applies to the 8125 space, as described above, Tenant shall deliver to Landlord contemporaneously with Tenant's notice described in subsection (a) above, a certified check in an amount equal to Forty-One Thousand and 00/100ths Dollars ($41,000.00).

         (c) On or before the Effective Termination Date for the 8125 Space, as set forth above, Tenant shall have removed from the 8125 Space all its personal property which the Lease allows Tenant to remove, Tenant shall have removed all of its signage, and Tenant shall have peacefully surrendered the 8125 Space and the keys thereto to Landlord in the same condition as on the original commencement date of the Lease, only normal wear and tear excepted.

         (d) The Lease, as amended hereby, shall be in full force and effect as the same pertains to the 8125 Space on the date of the exercise of such termination option and the Effective Termination Date for the 8125 Space, and, further, there shall exist no bona fide material monetary default on the part of Tenant under the Lease, as amended hereby, beyond any applicable notice and cure period, on the date of the exercise of such termination option and on the Effective Termination Date for the 8125 Space.

         (e) If Tenant fails to exercise such termination option as provided in and in strict accordance with the terms of this Section 7, or if the conditions in subsections (a) through and including (d) above are not entirely satisfied, Tenant's option to terminate the Lease, as amended hereby, as the same applies to the 8125 Space, shall automatically terminate and be of no further force or effect, or if exercised, shall be void.

         8. Tenant's Termination Right for 8055 Space. Tenant shall have the on-going right to terminate the Lease, as amended hereby, as the same applies to the 8055 Space, effective as of December 31st of each calendar year during the Extended Term commencing with December 31, 2004 (the specific December 31st on which the Lease as the same applies to the 8055 Space terminates shall be referred to as the "Effective Termination Date for the 8055 Space"), subject to the following terms and conditions:

         (a) Landlord shall have received from Tenant written notice delivered in accordance with the notice provisions of the Lease that Tenant has irrevocably exercised its right to terminate the Lease, as the same applies to the 8055 Space, on or before the November 1st directly preceding the Effective Termination Date for the 8055 Space, time being of the essence.

         (b) On or before the Effective Termination Date for the 8055 Space, as set forth above, Tenant shall have removed from the 8055 Space all its personal property which the Lease allows Tenant to remove, Tenant shall have removed all of its signage, and Tenant shall have peacefully surrendered the 8055 Space and the keys thereto to Landlord in the same condition as on the date Tenant first occupied the 8055 Space, only normal wear and tear excepted.

         (c) The Lease, as amended hereby, shall be in full force and effect as the same pertains to the 8055 Space on the date of the exercise of such termination option and the Effective Termination Date for the 8055 Space, and, further, there shall exist no bona fide material monetary default on the part of Tenant under the Lease, as amended hereby, beyond any applicable notice and cure period, on the date of the exercise of such termination option and on the Effective Termination Date for the 8055 Space.

         (d) If Tenant fails to exercise such termination option as provided in and in strict accordance with the terms of this Section 8, or if the conditions in subsections (a) through and including (c) above are not entirely satisfied, Tenant's option to terminate the Lease, as amended hereby, as the same applies to the 8055 Space for a specific December 31st shall automatically terminate and be of no further force or effect, or if exercised, shall be void.

         9. Landlord's Termination Right/Tenant's Right of First Refusal. Notwithstanding anything to the contrary contained in the Lease, as amended hereby, the parties acknowledge and agree that the 8055 Space contains a total of approximately 17,200 rentable square feet; provided, however, during the first fifteen (15) months of the Extended Term, Tenant is paying Base Rental on the 8055 Space as if the 8055 Space contained 5,000 rentable square feet. Notwithstanding anything to the contrary contained herein and in consideration of the reduced Base Rental for the 8055 Space and Tenant's termination right as set forth in Section 8 above, Tenant acknowledges that Landlord shall have the right to terminate the Lease as the same applies to the 8055 Space in accordance with the terms and conditions set forth herein.

         (a) During the Extended Term, Landlord shall have the right to market the 8055 Space to third parties upon terms and conditions acceptable to Landlord in Landlord's sole discretion. Additionally, Tenant acknowledges that, in accordance with the Third Amendment, Landlord has the right, upon reasonable prior oral or written notice to Tenant, to exhibit the 8055 Space to prospective tenants and that during the duration of the Extended Term Landlord has the right, but not the obligation, to market the 8055 Space to such prospects.

         (b) In the event Landlord obtains a written offer from a prospective tenant to lease all or any portion of the 8055 Space and Landlord desires to accept such offer, then Landlord shall promptly submit to Tenant in writing all of the terms and conditions of such proposed offer to lease (hereinafter referred to as the "Offer") and Tenant shall have the right and option to lease the 8055 Space upon the same monetary terms and conditions, including any offer of free rent and leasehold improvement allowances, and term length as embodied in the copy of such Offer submitted to Tenant by Landlord, but otherwise upon the same terms and conditions as the Lease, as amended hereby. Notwithstanding the foregoing, in the event Tenant accepts the terms of the Offer, Tenant's termination right for the 8055 Space as set forth in Section 8 above, shall automatically terminate and be of no further force and effect.

         (c) If Tenant shall elect to exercise its right to lease the 8055 Space, written notice of such election shall be given to Landlord within ten
(10) days from the time that Tenant first received a copy of the Offer from Landlord (hereinafter referred to as the "Offer Period"). If Tenant does not accept the terms of the Offer within the Offer Period or Tenant waives its rights under the Offer (no notice is deemed to be a waiver of such right), then Landlord, at Landlord's option shall have the right to terminate the Lease, as amended hereby, as the same applies to the 8055 Space, upon thirty (30) days advance written notice to Tenant.

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         (d) In the event the Lease, as amended hereby, is terminated as the same pertains to the 8055 Space, in accordance with the terms of this Section 9, then on or before the actual termination date, Tenant shall remove from the 8055 Space all its personal property which the Lease allows Tenant to remove, Tenant shall remove all of its signage, and Tenant shall peacefully surrender the 8055 Space and the keys thereto to Landlord in the same condition as on the date Tenant first occupied the 8055 Space, only normal wear and tear excepted.

         (e) In the event Tenant accepts the terms of the Offer, Landlord and Tenant shall enter into a written agreement modifying and supplementing the Lease, as amended hereby, and specifying the appropriate terms and provisions relating to the terms and conditions of the Offer, including, without limitation, increasing, adjusting or augmenting rent.

         10. Guaranty Release. As a material inducement for Tenant to enter into this Fourth Amendment, effective as of the Effective Date, Landlord releases Guarantor from any and all claims first arising under the Lease from and after the Effective Date. Guarantor shall be a third party beneficiary, entitled to enforce this provision.

         11. Brokers. Tenant represents and warrants to Landlord that other than Carter & Associates, LLC ("Carter"), no broker, agent, commission salesperson, or other person, including, without limitation, New Southern Commercial Properties and/or New South Commercial Properties, Inc., has represented Tenant in the negotiations for and procurement of this Fourth Amendment and the extension of the term and that, other than Carter, no commissions, fees or compensation of any kind are due and payable in connection herewith to any broker, agent, commission salesperson or other person as a result of any act or agreement of Tenant, including without limitation New Southern Commercial Properties and/or New South Commercial Properties, Inc. Tenant agrees that, if any broker other than Carter makes a claim for a commission based upon the actions of Tenant, Tenant shall indemnify, defend and hold Landlord harmless from any such claim. Landlord shall pay Carter a commission pursuant to a separate written agreement. The parties hereto do hereby acknowledge and agree that Grubb & Ellis Company has acted as agent for Landlord and not for Tenant in this transaction and shall be paid a commission by Landlord in connection with this transaction pursuant to the terms of a separate written commission agreement. Landlord agrees that, if any other broker other than Grubb & Ellis Company makes a claim for a commission based upon the actions of Landlord, Landlord shall indemnify, defend and hold Tenant harmless from any such claim.

         12. Notice Address. From and after the date of this Fourth Amendment, Tenant's notice address as set forth in Section 33 of the Lease is hereby deleted and replaced with the following:

             Sparks Exhibits & Environments, Inc.
             8125 Troon Circle
             Suite D
             Austell, GA 30168
             Attn: Timothy Oughton

         13. Miscellaneous. This Fourth Amendment shall be governed by and construed in accordance with the laws of the State of Georgia, and shall be binding upon and inure to the benefit of the parties hereto and their respective successors, successors-in-title, representatives and permitted assigns. In the event of any inconsistency or conflict between the terms of this Fourth Amendment and of the Lease, the terms of this Fourth Amendment shall control. Time is of the essence of all of the terms of this Fourth Amendment. The signatory of Tenant represents to Landlord that he is duly authorized to execute and deliver this Fourth Amendment on behalf of Tenant. The Lease together with this Fourth Amendment constitutes and contains the sole and entire agreement of the parties hereto with respect to the subject matter hereof and no prior or contemporaneous oral or written representations or agreements between the parties and relating to the subject matter hereof shall have any legal effect. Effective immediately, and except for the options contained in Sections 7, 8 and 9 of this Fourth Amendment, any and all options, including without limitation, expansion options, renewal options, termination options, extension options, and rights of first refusal or negotiation, granted to Tenant pursuant to the Lease are null and void and of no further force or effect. Effective immediately, Landlord's option to relocate Tenant as set forth in Section 2 of the Second Amendment is hereby null and void and of no further force and effect. The submission of this Fourth Amendment for examination does not constitute an offer to enter into a contract and this Fourth Amendment shall be effective only upon execution hereof by Landlord and Tenant. Except as hereinabove provided, all other terms and conditions of the Lease shall remain unchanged and in full force and effect, and are hereby ratified and confirmed by the parties hereto. Tenant


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hereby acknowledges and agrees that, as of the date hereof, the Lease is subject to no offsets, claims, counterclaims or defenses of any nature whatsoever. Landlord acknowledges and agrees that to its actual knowledge, without investigation or inquiry, Tenant is not in default under the Lease. References to the "knowledge" of Landlord contained in this Fourth Amendment shall refer only to the actual knowledge of the Designated Employee (as hereinafter defined) of Landlord, and shall not be construed, by imputation or otherwise, to refer to any other officer, agent, manager, representative or employee of Landlord or any affiliate thereof or to impose upon such Designated Employee any duty to investigate the matter to which such actual knowledge, or the absence thereof, pertains. As used herein, the term "Designated Employee" shall refer to Nancy Bryan, the current property manager of the Project. This Fourth Amendment may not be changed, modified, discharged or terminated orally in any manner other than by an agreement in writing signed by Landlord and Tenant or their respective heirs, representatives, successors and permitted assigns. If any clause or provision of this Fourth Amendment is illegal, invalid or unenforceable under present or future laws, the remainder of this Fourth Amendment shall not be affected thereby, and in lieu of each clause or provision of this Fourth Amendment which is illegal, invalid or unenforceable, there shall be added as a part of this Fourth Amendment a clause or provision as nearly identical to the said clause or provision as may be legal, valid and enforceable.

         IN WITNESS WHEREOF, the parties hereto have executed this Fourth Amendment on the day and year first above written.


                                 LANDLORD:
                                 SOUTHEAST COMMERCIAL, LLC,
                                 a Delaware limited liability company

                                     By: AEW Capital Management, LP,
                                         Its Asset Manager and Advisor,

                                     By:_______________________________________
                                         Name:_________________________________
                                         Title:________________________________
                                                      Duly Authorized

                                 TENANT:
                                 SPARKS EXHIBITS AND ENVIRONMENTS INC.,
                                 a Georgia corporation

                                     By:_______________________________________
                                          Name:________________________________
                                          Title:_______________________________

                                          [CORPORATE SEAL]




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